Exhibit a(1)(v)

ASA LIMITED

OFFER TO PURCHASE FOR CASH
UP TO 2,400,000 OF ITS ISSUED AND OUTSTANDING
COMMON SHARES, PAR VALUE U.S. $1.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON JULY 11, 2008, UNLESS THE OFFER IS EXTENDED.

June 13, 2008

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated June 13, 2008, of ASA Limited, a Bermuda company registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company (the “Company”), and a related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer Documents”), pursuant to which the Company is offering to purchase up to 2,400,000 of its issued and outstanding common shares, par value U.S. $1.00 per share, upon the terms and conditions set forth in the Offer Documents (the “Offer”).

We are the holder of record of shares held for your account. A tender of such shares can be made only by us as the holder of record and only pursuant to your instructions. The Offer Documents are being forwarded to you for your information only and cannot be used by you to tender shares held by us for your account.

If you do not want to tender your shares, you need not take any action.

Your attention is called to the following:

(1) The price to be paid for the shares is an amount per share, net to the seller in cash, equal to 98% of the net asset value per share as determined by the Company at the close of regular trading on the New York Stock Exchange (the “NYSE”) on July 11, 2008, or such later date to which the Offer is extended. The Company normally calculates its net asset value per share each Friday at the close of regular trading on the NYSE. During the pendency of the Offer, the net asset value per share will be calculated as of the close of regular trading on the NYSE each Friday preceding and including the expiration date of the Offer. Net asset value quotations can be obtained by calling D.F. King & Co., Inc., the “Information Agent” for the Offer, toll-free at (800) 549-6746.

(2) The Offer, proration period and withdrawal rights will expire at 12:00 midnight, Eastern time, on July 11, 2008, unless the Offer is extended.

(3) The Offer is for up to 2,400,000 shares. These shares represent 25% of the number of currently issued and outstanding shares. If more shares are tendered than the Company offers to purchase, then the purchase will be made on a pro rata basis. Shareholders cannot be assured that all of their tendered shares will be purchased.

(4) Shareholders are strongly urged to read carefully the discussion of certain material U.S. federal income tax consequences of the Offer in Section 5 of the Offer to Purchase and to consult their own tax advisor regarding their particular situation.

(5) No fees or commissions will be payable to the Company in connection with the Offer. However brokers or other nominees who tender shares pursuant to shareholders’ instructions may charge shareholders a fee for doing so. Under the circumstances set forth in instruction 6 of the Letter of

Transmittal, shareholders may be subject to transfer taxes on the purchase of shares by the Company.
(6) The Offer is not conditioned upon the Company obtaining financing or upon any minimum number of shares being tendered, but is subject to other conditions as outlined in the Offer Documents.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Company’s board of directors has approved the Offer. However, neither the Company nor its board of directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in the Offer Documents, and, if given or made, such information or representations may not be relied upon as having been authorized by the Company or its board of directors or officers.

Shareholders are strongly urged to read carefully the discussion of certain material U.S. federal income tax consequences of the Offer in Section 5 of the Offer to Purchase.

The Offer Documents contain important information. Shareholders are urged to evaluate carefully all information in the Offer Documents, consult their own investment and tax advisors, and make their own decisions with respect to the Offer.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth below. An envelope to return your instruction form to us is enclosed. If you authorize tender of your shares, all such shares will be tendered unless otherwise specified below.

Your instructions should be forwarded to us as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

INSTRUCTION FORM WITH RESPECT TO

ASA LIMITED

OFFER TO PURCHASE FOR CASH
UP TO 2,400,000 OF ITS ISSUED AND OUTSTANDING
COMMON SHARES, PAR VALUE U.S. $1.00 PER SHARE

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated June 13, 2008, and related Letter of Transmittal, in connection with the offer by the Company to purchase up to 2,400,000 of its issued and outstanding common shares at a price per share equal to 98% of the net asset value per share in U.S. dollars as of the expiration date of the Offer.

This form will instruct you to tender to the Company, on behalf of the undersigned, the number of shares indicated below (or if no number is indicated below, all of the shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:____________________ *	SIGN HERE

Dated __________________, 2008

Signature(s)

Please type or print name(s)

Please type or print address

Area Code and Telephone Number

Social Security or other Taxpayer Identification Number

* Unless otherwise indicated, it will be assumed that all common shares held by you for the account of the undersigned are to be tendered.

The method of delivery of this form is at the option and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.